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                                                                      EXHIBIT 12


CHEASAPEAKE ENERGY CORPORATION
Debt Offering - $250 Million
(In 000's)

                                                   Year       Year      Six Months    Year         Year        Year      Nine Months
                                                  Ended      Ended         Ended      Ended        Ended      Ended        Ended
                                                 June 30,   June 30,     Dec. 31,    Dec. 31,     Dec. 31,   Dec. 31,     Sept. 30,
                                                   1996       1997         1997        1998        1999        2000         2000
                                                 --------   --------    ----------   --------     --------   --------    -----------
RATIO OF EARNINGS TO FIXED CHGS
        Income before income taxes and
           extraordinary item                      36,209   (180,330)     (31,574)   (920,520)      35,030    196,162      369,400
        Interest                                   13,679     18,550       17,448      68,249       81,052     86,256       72,977
        Preferred Stock Dividends                                                          --           --         --           --
        Amortization of capitalized interest          234      8,771        4,386      12,240        1,047      1,226          930
        Less: interest capitalized during year                                                                                  --
        Bond discount amortization (a)                 --                      --                                               --
        Loan cost amortization                      1,288      1,455          794       2,516        3,338      3,669        2,871
                                                 --------   --------     --------    --------     --------   --------     --------
        Earnings                                   51,410   (151,554)      (8,947)   (837,515)     120,467    287,313      446,178

        Interest expense                           13,679     18,550       17,448      68,249       81,052     86,256       72,977
        Capitalized interest                        6,428     12,935        5,087       6,470        3,356      2,452        3,290
        Preferred Stock Dividends                                                                                               --
        Bond discount amortization (a)                 --                      --          --           --         --           --
        Loan cost amortization                      1,288      1,455          794       2,516        3,338      3,669        2,871
                                                 --------   --------     --------    --------     --------   --------     --------
        Fixed Charges                              21,395     32,940       23,329      77,235       87,746     92,377       79,138
        Ratio                                         2.4       (4.6)        (0.4)      (20.8)         1.4        3.1          5.6

(A) Bond discount excluded since its included
    in interest expense insufficient coverage           0     184494      32275.5      914750            0          0            0
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